ANSYS Reports Record Revenue and Earnings for Fourth Quarter and Fiscal Year 2010

PITTSBURGH, Feb. 24, 2011 /PRNewswire/ --

Highlights

  Fourth quarter and fiscal year 2010 revenue of $166.6 million and $580.2 million, respectively
  Fourth quarter and fiscal year 2010 non-GAAP diluted EPS of $0.65 and $2.13, respectively, and GAAP diluted EPS of $0.52 and $1.64, respectively
  Fourth quarter and fiscal year 2010 non-GAAP operating profit margin of 49.7% and 49.5%, respectively, and GAAP operating profit margin of 39.3% and 37.8%, respectively
  Fourth quarter and fiscal year 2010 operating cash flow of $40.9 million and $222.0 million, respectively, excluding net cash outflows associated with the Japan restructuring announced in the third quarter

ANSYS, Inc. (NASDAQ: ANSS), today reported fourth quarter and fiscal year 2010 results. Total non-GAAP revenue in 2010 increased 11% over 2009 for both the fourth quarter and the fiscal year.  Non-GAAP net income for the 2010 fourth quarter and fiscal year increased 23.9% and 21.0%, respectively, as compared to the 2009 fourth quarter and fiscal year. Non-GAAP diluted earnings per share increased 22.6% and 19.7% in the fourth quarter and fiscal year of 2010, respectively, as compared to the comparable 2009 periods.

(Logo: http://photos.prnewswire.com/prnh/20110127/MM38091LOGO)

"We are pleased to close out 2010 with strong quarterly and annual performance that exceeded our initial commitments of a year ago.  All aspects and regions of the business made solid contributions.  Throughout the year, we heightened investment in our organization, our technology offerings and our infrastructure, while delivering profitable growth. We released ANSYS® 13.0 during the fourth quarter, which positioned us even better to drive top-line growth and extend our customer relationships through the broadest, deepest and most integrated product offerings in our 40 year history.  Into 2011, all of the factors driving simulation remain in full force as companies strive to compete with next generation products, and with smarter products that are increasingly more energy efficient, productive and sustainable. Our long-term enthusiasm for the future remains intact," commented ANSYS president & CEO Jim Cashman.

ANSYS' fourth quarter and full year 2010 financial results are presented below. The non-GAAP results exclude the income statement effects of stock-based compensation, purchase accounting for deferred revenue and acquisition-related amortization of intangible assets.  Non-GAAP and GAAP results reflect:

  Total non-GAAP revenue of $166.6 million in the fourth quarter of 2010 as compared to $150.6 million in the fourth quarter of 2009; total non-GAAP revenue of $580.2 million in 2010 as compared to $524.9 million in 2009; total GAAP revenue of $166.6 million in the fourth quarter of 2010 as compared to $150.4 million in the fourth quarter of 2009; total GAAP revenue of $580.2 million in 2010 as compared to $516.9 million in 2009;

  A non-GAAP operating profit margin of 49.7% in the fourth quarter of 2010 as compared to 51.5% in the fourth quarter of 2009; a non-GAAP operating profit margin of 49.5% in 2010 as compared to 48.9% in 2009; a GAAP operating profit margin of 39.3% in the fourth quarter of 2010 as compared to 40.1% in the fourth quarter of 2009; a GAAP operating profit margin of 37.8% in 2010 as compared to 35.5% in 2009;

  Non-GAAP net income (see below) of $60.6 million in the fourth quarter of 2010 as compared to $48.9 million in the fourth quarter of 2009; non-GAAP net income of $198.1 million in 2010 as compared to $163.7 million in 2009; GAAP net income of $49.1 million in the fourth quarter of 2010 as compared to GAAP net income of $37.6 million in the fourth quarter of 2009; GAAP net income of $153.1 million in 2010 as compared to GAAP net income of $116.4 million in 2009; and

  Non-GAAP diluted earnings per share (see below) of $0.65 in the fourth quarter of 2010 as compared to $0.53 in the fourth quarter of 2009; non-GAAP diluted earnings per share of $2.13 in 2010 as compared to $1.78 in 2009; GAAP diluted earnings per share of $0.52 in the fourth quarter of 2010 as compared to GAAP diluted earnings per share of $0.41 in the fourth quarter of 2009; GAAP diluted earnings per share of $1.64 in 2010 as compared to GAAP diluted earnings per share of $1.27 in 2009.

  Operating cash flows of -$25.3 million (cash outflows) in the fourth quarter of 2010 as compared to $44.9 million (cash inflows) in the fourth quarter of 2009; operating cash flows of $166.9 million for fiscal year 2010 as compared to $173.7 million for fiscal year 2009.  Operating cash flows included net incremental tax payments of $66.1 million and $55.1 million in the fourth quarter and fiscal year 2010, respectively, related to the restructuring of the Company's Japan subsidiaries that was disclosed with the Company's third quarter earnings announcement and Form 10-Q.  Excluding these amounts, operating cash flows were $40.9 million for the fourth quarter of 2010 and $222.0 million for fiscal year 2010.

The GAAP and non-GAAP results discussed above include the following:

  Tax benefits of approximately $2.1 million during the fourth quarter of 2010 related to the previously-announced restructuring of the Company's Japan subsidiaries;
  Restructuring charges of $870,000 ($560,000 after tax) and $3.7 million ($2.4 million after tax) during the fourth quarter and fiscal year 2009, respectively;
  Tax charges of $2.0 million during the fourth quarter of 2009 related to the repatriation of cash from the Company's international subsidiaries; and
  Tax benefits of $2.0 million during the second quarter of 2009 related to the settlement of tax years previously under audit; and

If these items were excluded from the non-GAAP results, the Company's fourth quarter and fiscal year 2010 non-GAAP diluted earnings per share would have been $0.62 and $2.10, respectively, and the Company's fourth quarter and fiscal year 2009 non-GAAP diluted earnings per share would have been $0.56 and $1.81, respectively.

The Company's GAAP results reflect stock-based compensation charges of approximately $5.1 million ($3.8 million after tax) or $0.04 diluted earnings per share for the fourth quarter of 2010 and approximately $19.0 million ($14.8 million after tax) or $0.16 diluted earnings per share for fiscal year 2010.

The non-GAAP financial results highlighted above, and the non-GAAP financial outlook for 2011 discussed below, represent non-GAAP financial measures. A reconciliation of these measures to the appropriate GAAP measures, for the three months and twelve months ended December 31, 2010 and 2009, and for the 2011 financial outlook, is included in the condensed financial information included in this release.

Management's 2011 Financial Outlook

The Company's 2011 revenue and earnings per share guidance is provided below. The earnings per share guidance is provided on both a GAAP basis and a non-GAAP basis.  Non-GAAP diluted earnings per share excludes charges for stock-based compensation and acquisition-related amortization of intangible assets.

First Quarter 2011 Guidance

The Company currently expects the following for the quarter ending March 31, 2011:

Revenue in the range of	$151.0 - $157.0 million
GAAP diluted earnings per share of	$0.41 - $0.44
Non-GAAP diluted earnings per share of	$0.53 - $0.56

Fiscal Year 2011 Outlook

The Company currently expects the following for the fiscal year ending December 31, 2011:

Revenue in the range of	$640.0 - $660.0 million
GAAP diluted earnings per share of	$1.77 - $1.89
Non-GAAP diluted earnings per share of	$2.27 - $2.35

The first quarter and fiscal year 2011 guidance reflected above includes the following estimated income tax benefits related to the previously announced restructuring of the Company's Japan subsidiaries:

First quarter 2011 estimated tax benefits:	$2.0 million - $2.1 million
Fiscal year 2011 estimated tax benefits:	$8.0 million - $8.4 million

Additionally, the Company expects that the restructuring of the Japan subsidiaries will positively impact 2011 cash flow operations by approximately $45.0 - $50.0 million by reducing required income tax payments.

These statements are forward-looking and actual results may differ materially.  Non-GAAP diluted earnings per share is a supplemental financial measure and should not be considered as a substitute for, or superior to, diluted earnings per share determined in accordance with GAAP.

Conference Call Information

ANSYS will hold a conference call at 10:30 a.m. Eastern Time on February 24, 2011 to discuss fourth quarter and fiscal year 2010 results. To participate in the live conference call, dial 866-524-3160 (US), 866-605-3852 (Canada) or 412-317-6760 (Int'l). The call will be recorded and a replay will be available approximately one hour after the call ends. The replay will be available for ten days by dialing 877-344-7529 (US), or 412-317-0088 (Canada and Int'l) and entering the passcode 447809. The archived webcast can be accessed, along with other financial information, on ANSYS' website at http://investors.ansys.com.

ANSYS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2010	December 31, 2009
ASSETS:

Cash & short-term investments	$ 472,934	$ 343,844
Accounts receivable, net	76,604	67,084
Goodwill	1,035,083	1,038,824
Other intangibles, net	278,320	322,313
Other assets	263,935	148,117

Total assets	$ 2,126,876	$ 1,920,182

LIABILITIES & STOCKHOLDERS' EQUITY:

Deferred revenue	$ 199,805	$ 169,275
Long-term debt (including current portion)	159,525	225,426
Other liabilities	237,617	212,850
Stockholders' equity	1,529,929	1,312,631

Total liabilities & stockholders' equity	$ 2,126,876	$ 1,920,182

ANSYS, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Revenue:
Software licenses	$ 105,060	$ 95,613	$ 351,033	$ 315,633
Maintenance and service	61,513	54,749	229,203	201,252

Total revenue	166,573	150,362	580,236	516,885

Cost of sales:
Software licenses	3,296	3,127	10,770	10,210
Amortization	8,185	9,009	32,757	36,011
Maintenance and service	15,326	13,201	57,352	50,021
Restructuring charges	-	324	-	994
Total cost of sales	26,807	25,661	100,879	97,236

Gross profit	139,766	124,701	479,357	419,649

Operating expenses:
Selling, general and administrative	46,935	39,150	155,096	137,264
Research and development	23,317	20,455	88,990	79,856
Amortization	4,129	4,192	16,003	16,326
Restructuring charges	-	548	-	2,726
Total operating expenses	74,381	64,345	260,089	236,172

Operating income	65,385	60,356	219,268	183,477

Interest expense	(792)	(1,870)	(4,488)	(10,401)
Interest income	630	386	1,911	1,740
Other income (expense), net	645	(36)	(297)	(1,287)

Income before income tax provision	65,868	58,836	216,394	173,529

Income tax provision	16,728	21,206	63,262	57,138

Net income	$ 49,140	$ 37,630	$ 153,132	$ 116,391

Earnings per share – basic:
Basic earnings per share	$ 0.54	$ 0.42	$ 1.69	$ 1.32
Weighted average shares – basic	91,278	89,067	90,684	88,486

Earnings per share - diluted:
Diluted earnings per share	$ 0.52	$ 0.41	$ 1.64	$ 1.27
Weighted average shares – diluted	93,706	92,277	93,209	91,785

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
(in thousands, except percentages and per share data)

	Three Months Ended
	December 31, 2010			December 31, 2009
	As		Non-GAAP	As		Non-GAAP
	Reported	Adjustments	Results	Reported	Adjustments	Results

Total revenue	$166,573		$166,573	$150,362	$219(3)	$150,581

Operating income	65,385	$17,429(1)	82,814	60,356	17,250(4)	77,606

Operating profit margin	39.3%		49.7%	40.1%		51.5%

Net income	$49,140	$11,479(2)	$60,619	$37,630	$11,312(5)	$48,942

Earnings per share - diluted:
Diluted earnings per share	$0.52		$0.65	$0.41		$0.53
Weighted average shares - diluted	93,706		93,706	92,277		92,277

(1) Amount represents $12.3 million of amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer list, trademarks and non-compete agreements, and a $5.1 million charge for stock-based compensation.

(2) Amount represents the impact of the adjustments to operating income referred to in (1) above, adjusted for the related income tax impact of $6.0 million.

(3) Amount represents the revenue not reported during the period as a result of the purchase accounting adjustment associated with accounting for deferred revenue in business combinations.

(4) Amount represents $13.1 million of amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer list, trademarks and non-compete agreements, a $3.9 million charge for stock-based compensation, as well as the $219,000 adjustment to revenue reflected in (3) above.

(5) Amount represents the impact of the adjustments to operating income referred to in (4) above, adjusted for the related income tax impact of $5.9 million.

Note: The 2010 GAAP and non-GAAP net income and earnings per share data reflected above include approximately $2.1 million, or $0.02 per share, related to tax benefits associated with the previously-announced restructuring of the Company's Japan subsidiaries. The 2009 GAAP and non-GAAP net income and earnings per share data reflected above include approximately $2.0 million, or $0.02 per share, in tax charges during the fourth quarter of 2009 related to the repatriation of cash from the Company's international subsidiaries.

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
(in thousands, except percentages and per share data)

	Twelve Months Ended
	December 31, 2010			December 31, 2009
	As		Non-GAAP	As		Non-GAAP
	Reported	Adjustments	Results	Reported	Adjustments	Results
Total revenue	$580,236		$580,236	$516,885	$8,049(3)	$524,934

Operating income	219,268	$67,749(1)	287,017	183,477	73,254(4)	256,731

Operating profit margin	37.8%		49.5%	35.5%		48.9%

Net income	$153,132	$44,977(2)	$198,109	$116,391	$ 47,336(5)	$163,727

Earnings per share – diluted:
Diluted earnings per share	$1.64		$2.13	$1.27		$1.78
Weighted average shares – diluted	93,209		93,209	91,785		91,785

(1) Amount represents $48.7 million of amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer list, trademarks and non-compete agreements, and a $19.0 million charge for stock-based compensation.

(2) Amount represents the impact of the adjustments to operating income referred to in (1) above, adjusted for the related income tax impact of $22.8 million.

(3) Amount represents the revenue not reported during the period as a result of the purchase accounting adjustment associated with accounting for deferred revenue in business combinations.

(4) Amount represents $52.0 million of amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer list, trademarks and non-compete agreements, a $13.2 million charge for stock-based compensation, as well as the $8.0 million adjustment to revenue as reflected in (3) above.

(5) Amount represents the impact of the adjustments to operating income referred to in (4) above, adjusted for the related income tax impact of $25.9 million.

Note:  The 2010 GAAP and non-GAAP net income and earnings per share data reflected above include approximately $2.1 million, or $0.02 per share, related to tax benefits associated with the previously-announced restructuring of the Company's Japan subsidiaries.  The 2009 GAAP and non-GAAP net income and earnings per share data reflected above include approximately $2.0 million in tax charges during the fourth quarter of 2009 related to the repatriation of cash from the Company's international subsidiaries.  These amounts are offset by approximately $2.0 million in tax benefits during the second quarter of 2009 related to settlements of tax years previously under audit.

ANSYS, INC. AND SUBSIDIARIES Reconciliation of Forward-Looking Guidance Quarter Ending March 31, 2011
Earnings Per Share Range – Diluted

U.S. GAAP guidance	$0.41 - $0.44
Adjustment to exclude acquisition–related amortization	$0.08
Adjustment to exclude stock–based compensation	$0.04

Non-GAAP guidance	$0.53 - $0.56

ANSYS, INC. AND SUBSIDIARIES Reconciliation of Forward-Looking Guidance Year Ending December 31, 2011
Earnings Per Share Range – Diluted

U.S. GAAP guidance	$1.77 - $1.89
Adjustment to exclude acquisition–related amortization	$0.30 - $0.32
Adjustment to exclude stock–based compensation	$0.16 - $0.18

Non-GAAP guidance	$2.27 - $2.35

Use of Non-GAAP Measures

The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Purchase accounting for deferred revenue and its related tax impact. The Company acquired Ansoft Corporation on July 31, 2008. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue of approximately $7.5 million was recorded on the opening balance sheet, which was approximately $23.5 million lower than the historical carrying value. Although this purchase accounting requirement had no impact on the Company's business or cash flow, it adversely impacted the Company's reported GAAP software license revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses, cost of maintenance and service, research and development expense, and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability as it relates to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, management is able to review on a period-to-period basis each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that the non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP REPORTING MEASURE	NON-GAAP REPORTING MEASURE
Revenue	Non-GAAP Revenue
Operating Profit	Non-GAAP Operating Profit
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

About ANSYS, Inc.

ANSYS, Inc., founded in 1970, develops and globally markets engineering simulation software and technologies widely used by engineers and designers across a broad spectrum of industries. The Company focuses on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing and validation. The Company and its global network of channel partners provide sales, support and training for customers. Headquartered in Canonsburg, Pennsylvania, U.S.A., with more than 60 strategic sales locations throughout the world, ANSYS, Inc. and its subsidiaries employ approximately 1,660 people and distribute ANSYS products through a network of channel partners in over 40 countries. Visit www.ansys.com for more information.

Certain statements contained in the press release regarding matters that are not historical facts, including, but not limited to, statements regarding our projections for revenue and earnings per share for the first quarter and fiscal year 2011 (both GAAP and non-GAAP, as applicable, to exclude purchase accounting for deferred revenue, acquisition-related amortization and stock-based compensation expense), statements about management's views concerning the Company's prospects and outlook for 2011 and subsequent years, including statements and projections relating to the impact of stock-based compensation, statements regarding management's use of non-GAAP financial measures, statements regarding the Company's first quarter and beyond visibility, statements regarding being even better positioned to drive top-line growth and extend our customer relationships through the broadest, deepest and most integrated product offerings in our 40 year history, statements regarding all of the factors driving simulation remaining in full force as companies strive to compete with next generation products and with smarter products that are increasingly more energy efficient, productive and sustainable, and statements regarding our long-term enthusiasm for the future remaining intact, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements in this press release are subject to risks and uncertainties including, but not limited to, the risk that adverse conditions in the global economy and disruption in financial markets will significantly affect ANSYS' customers' ability to make new purchases from the Company or to pay for prior purchases, the risk of continued or increased declines in the economy of one or more of ANSYS' primary geographic regions, the risk that ANSYS' operating results will be adversely affected by changes in currency exchange rates, the risk that the assumptions underlying ANSYS' anticipated revenues and expenditures will change or prove inaccurate, the risk that ANSYS has overestimated its ability to maintain growth and profitability and control costs, uncertainties regarding the demand for ANSYS' products and services in future periods, the risk that ANSYS has overestimated the strength of the demand among its customers for its products, uncertainties regarding customer acceptance of new products including ANSYS 13.0, the risk that ANSYS' operating results will be adversely affected by possible delays in developing, completing, or shipping new or enhanced products, the risk that enhancements to the Company's products may not produce anticipated sales, the risk of difficulties in the relationship with ANSYS' independent regional channel partners, the risk that the expected income tax impacts of the merger of the Company's Japan subsidiaries will not be realized in one or more future periods, and other factors that are detailed from time to time in reports filed by ANSYS, Inc. with the Securities and Exchange Commission, including ANSYS, Inc.'s 2010 Annual Report and Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information or future events, after the date they were made.

ANSYS, ANSYS Workbench, Ansoft, AUTODYN, CFX, FLUENT and any and all ANSYS, Inc. brand, product, service and feature names, logos and slogans are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries in the United States or other countries. All other brand, product, service and feature names or trademarks are the property of their respective owners.

ANSS-F

CONTACT: Investors: Annette Arribas, CTP, +1-724-514-1782, annette.arribas@ansys.com, or Media: Fran Hensler, +1-724-514-2967, fran.hensler@ansys.com, both of ANSYS, Inc.